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                                                                      Exhibit 2

                CERTIFICATE OF DESIGNATION ESTABLISHING SERIES A
                  CONVERTIBLE PARTICIPATING PREFERRED STOCK OF
                             HA-LO INDUSTRIES, INC.

         HA-LO Industries, Inc., an Illinois corporation (the "CORPORATION"), acting pursuant to Section 6.10 of the Illinois Business Corporation Act, does hereby submit this Certificate of Designation Establishing Series A Convertible Participating Preferred Stock.

         WHEREAS, Article Fourth of the Articles of Incorporation of the Corporation authorizes Preferred Stock consisting of 20,000,000 shares, without par value, issuable from time to time in one or more series;

         WHEREAS, the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Article Fourth of the Corporation's Articles of Incorporation, as amended, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, rights, preferences, privileges, powers, restrictions, limitations and qualifications of the shares of such series; and

         WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock entitled "Series A Convertible Participating Preferred Stock," and with the designations, rights, preferences, privileges, powers, restrictions, limitations and qualifications as set forth herein.

         NOW, THEREFORE, BE IT RESOLVED, that pursuant to Article Four of the Corporation's Articles of Incorporation, there is hereby established Series A Convertible Participating Preferred Stock, of which the Corporation is authorized to issue 5,100,000 shares (the "SERIES A PREFERRED"), which shares shall have the designations, rights, preferences, privileges, powers, restrictions, limitations and qualifications set forth in a supplement to Article Fourth of the Articles of Incorporation of the Corporation as follows:

                  SECTION 1. DIVIDENDS.

                  1A. GENERAL OBLIGATION. Except as otherwise provided herein, no preferential dividends shall accrue on any share of the Series A Preferred (a "SHARE").

                  1B. PARTICIPATING DIVIDENDS. If the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series A Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock


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issuable upon conversion of the Series A Preferred had all of the outstanding
Series A Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined. Dividends payable to the holders of the Shares pursuant to this Section 1B are referred to as "PARTICIPATING DIVIDENDS."

                  SECTION 2. LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred shall be entitled to be paid (i) before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (plus all accrued but unpaid Participating Dividends), and (ii) in addition to the payment under foregoing clause (i), an amount equal to such holder's pro rata portion (based upon the aggregate number of Shares then outstanding) of the Participating Liquidation Amount (such amounts, collectively the "SERIES A PREFERENCE AMOUNT"). If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred hereunder are insufficient to permit payment to such holders of the aggregate Liquidation Value to which they are entitled, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among the holders of Series A Preferred. Not less than 30 days prior to any payments under this Section 2A, the Corporation shall mail written notice of the liquidation, dissolution or winding up to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Common Stock in connection with such liquidation, dissolution or winding up.

                  SECTION 3. REDEMPTIONS.

                  3A. REDEMPTIONS UPON REQUEST.

                             (i) Each holder of Shares may require the
Corporation to redeem all or any part of such holder's Shares of Series A Preferred by delivering a written request for redemption, together with a certificate or certificates representing the Series A Preferred to be redeemed (collectively, a "REDEMPTION NOTICE"), to the principal office of the Corporation at any time during the 30-day period commencing on the one year anniversary of the Date of Issuance (such 30-day period, the "REDEMPTION PERIOD"); the redemption right provided by this Section 3A shall terminate and cease to be exercisable with respect to any Shares for which the Corporation has not received a Redemption Notice within the Redemption Period. The Corporation shall redeem all Shares of Series A Preferred properly surrendered for redemption at a price per Share equal to the Liquidation Value plus all accrued and unpaid Participating Dividends, if any. As soon as practicable following the Corporation's receipt of a Redemption Notice timely delivered in accordance with this Section 3A, but in any event within 60 days thereafter, the Corporation shall deliver to the holder of the Shares surrendered for redemption cash in an amount equal to the product of the Liquidation Value multiplied by the number of Shares being redeemed, plus all accrued but unpaid Participating Dividends (the "REDEMPTION PAYMENT AMOUNT"). If the funds of the Corporation legally


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available for redemption of Shares are insufficient to pay the Redemption
Payment Amount in full, then those funds that are legally available will be used to redeem the maximum possible number of such Shares ratably among the holders of Shares required to be redeemed.

                            (ii) Upon the occurrence of an Event of
Noncompliance, any Shares properly tendered for redemption for which the Redemption Payment Amount has not been paid ("DEFAULT SHARES") shall remain outstanding and entitled to all the rights and preferences of Series A Preferred provided herein. If and for so long as an Event of Noncompliance continues, the Default Shares shall accrue dividends, at a rate of 8% per annum on the Issuance Price (the "INTEREST RATE"), for the period commencing on the date such Event of Noncompliance first occurs with respect to such Default Shares until the date the Corporation pays in full the Redemption Payment Amount plus interest payable pursuant to this Section 3A for such Default Shares. If an Event of Noncompliance continues for six months or longer, the Interest Rate with respect to the Default Shares that are the subject of such Event of Noncompliance shall increase by 4% per annum on each six month anniversary of the date the Event of Noncompliance first occurred.

                           (iii) At any time prior to a redemption pursuant to
this Section 3A, the holder of such Shares shall be entitled instead to convert all or any portion of the Shares pursuant to Section 5 hereof.

                  3B. REDEMPTION UPON SIGNIFICANT SALE. If the Corporation sells all of the capital stock, or all or substantially all of the assets, of any Subsidiary or significant business division of the Corporation for consideration consisting, in whole or in part, of cash (each such sale, a "SIGNIFICANT SALE") while any Shares of Series A Preferred remain outstanding, then the Corporation shall use all of the cash proceeds of such Significant Sale to fund the working capital and general corporate needs of the Corporation (including repayment of outstanding indebtedness under the Corporation's line of credit or other commercial bank loan) and/or to redeem the maximum possible number of Shares of Series A Preferred that can be redeemed with such cash proceeds. The Corporation shall deliver written notice of each Significant Sale to each holder of Series A Preferred no later than 15 days after the Significant Sale has been consummated. To the extent that the Corporation does not use all of the cash proceeds of any Significant Sale for working capital and general corporate purposes within 90 days of such Significant Sale, the Corporation, within 15 days after the expiration of such 90-day period, shall deliver a written purchase offer to all holders of Series A Preferred then outstanding and promptly shall purchase Shares of Series A Preferred from the holders who accept such offer, pro rata among all such accepting holders based on the number of Shares then held by each. The purchase price per Share shall equal the Liquidation Value plus all accrued and unpaid Participating Dividends, if any.

                  3C. DIVIDENDS AFTER REDEMPTION DATE. No Share shall be entitled to any dividends accruing after the date on which the Redemption Payment Amount (plus accrued interest pursuant to Section 3A) in respect of all Shares tendered for redemption pursuant hereto has been paid to the holder of such Share in full in cash. On such date,


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all rights of the holder of such Shares shall cease, and such Shares shall no longer be deemed to be issued and outstanding.

                  3D. REDEEMED OR OTHERWISE ACQUIRED SHARES. Any Shares which are redeemed or otherwise acquired by the Corporation shall, at the Corporation's election, be held in treasury, canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

                  3E. OTHER REDEMPTIONS OR ACQUISITIONS. The Corporation shall not be entitled to redeem or otherwise acquire any Shares of Series A Preferred, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of Series A Preferred on the basis of the number of Shares owned by each such holder and, in such event, such offer shall be subject to the acceptance of the applicable holder (in each case in such holder's sole discretion).

                  3F. PROHIBITIONS ON REDEMPTIONS. In the event of any prohibition on the redemption (whether pursuant to this Section 3 or otherwise) of the Shares pursuant to any agreement, instrument or other arrangement to which the Corporation is a party or its assets are bound, the Corporation will use best efforts to obtain waivers or other appropriate relief from such restrictions in order to permit any redemptions required pursuant to these Articles of Incorporation and use commercially reasonable efforts to obtain replacement financing for the Shares in order to permit any such required redemption. This Section 3F shall not be interpreted as authorizing or otherwise empowering the Corporation to enter into any such agreement, instrument or other arrangement.

                  3G. OPTIONAL REDEMPTION UPON A CHANGE OF CONTROL. Upon the consummation of a Change of Control, each holder of Series A Preferred shall be entitled, at such holder's option and in such holder's sole discretion, to require the Corporation to redeem all but not less than all Shares of Series A Preferred owned by such holder for a redemption price equal to the greater of
(i) the aggregate Liquidation Value of such Shares (plus all accrued but unpaid Participating Dividends), or (ii) the amount of consideration that would be payable to such holder if such holder had converted all Shares owned by such holder into Common Stock immediately prior to the effective time of the Change of Control. Each holder of Series A Preferred shall have the right to elect the benefits of either this Section 3G, Section 5A or Section 5G hereof in connection with any such transaction.

                  SECTION 4. VOTING RIGHTS. The holders of the Series A Preferred shall be entitled to notice of all stockholder meetings in accordance with the Corporation's bylaws, and shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock and any other classes of capital stock voting with the Common Stock all voting together as a single class. Each Share of Series A Preferred (including any Default Shares not yet redeemed pursuant to Section 3) shall be entitled to one vote for each share of Common Stock issuable upon conversion of


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such Share of Series A Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote.

                  SECTION 5. CONVERSION.

                           5A. OPTIONAL CONVERSIONS. At any time and from time
to time, any holder of Series A Preferred may convert all or any portion of the Series A Preferred held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by a fraction ("CONVERSION RATIO"), the numerator of which is the Issuance Price and the denominator of which is the Conversion Price then in effect.

                           5B. AUTOMATIC CONVERSIONS. Each Share of Series A
Preferred automatically, without action on the part of the Corporation or the holder thereof, shall be converted into shares of Common Stock, at the then effective Conversion Ratio, in the event that the average of the closing prices of the Common Stock on the New York Stock Exchange (or, if the Common Stock at any time is not listed on the New York Stock Exchange, on the primary securities exchange on which the Common Stock may at the time be listed) equals or exceeds $24.00 per share for any 10 consecutive trading days that occur on or after the Date of Issuance. Any such automatic conversion shall be deemed to have occurred as of the close of trading on the 10th such consecutive trading day.

                           5C. CONVERSION PROCEDURE.

                            (ii) Except as otherwise provided herein, each
conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. In the event of an automatic conversion pursuant to Section 5B, all Shares of Series A Preferred then outstanding shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such Shares of Series A Preferred are delivered to the Corporation or its transfer agent as provided above. On the date any such conversion has been effected, the rights of the holder of the Shares converted, as a holder of Series A Preferred, shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

                           (iii) The conversion rights with respect to any Share
surrendered to the Corporation for redemption shall terminate on the date such Share has been redeemed, unless the Corporation has failed to pay to the holder thereof the full Redemption Payment Amount payable with respect to such Share.


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


                            (iv) Notwithstanding any other provision hereof,
if a conversion of Series A Preferred is to be made in connection with a Change of Control or other transaction affecting the Corporation, the conversion of any Shares may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

                             (v) As soon as possible after a conversion has been
effected (but in any event within three business days), the Corporation shall deliver to the converting holder:

                                    (a) a certificate or certificates
         representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

                                    (b) the amount of all Participating
         Dividends declared and remaining unpaid with respect to the Shares converted, plus the amount payable under subsection (viii) below with respect to such conversion; and

                                    (c) a certificate representing any Shares
         which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                            (vi) The Corporation shall not close its books
against the transfer of Series A Preferred or of Conversion Stock issued or issuable upon conversion of Series A Preferred in any manner which significantly interferes with the timely conversion of Series A Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

                           (vii) The Corporation shall at all times reserve and
keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series A Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Corporation shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of the New York Stock Exchange and/or any other domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuances which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less


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than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred.

                          (viii) In lieu of any fractional shares to which the
holder of Series A Preferred Stock otherwise would be entitled, the Corporation shall pay to such holder cash equal to such fraction multiplied by the closing price of the Common Stock on the New York Stock Exchange, or any other domestic securities exchange on which the Common Stock is listed or admitted to unlisted trading privileges, on the trading date immediately prior to the conversion date.

                  5D. CONVERSION PRICE.

                             (i) In order to prevent dilution of the conversion
rights granted under this Section 5, the Conversion Price shall be subject to adjustment from time to time pursuant to this Section 5D.

                            (ii) If and whenever the Corporation issues or sells
or, in accordance with paragraph 5E is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then immediately upon such issue or sale (or deemed issue or sale) the Conversion Price shall, except with respect to the Shares then held by any holder of Shares who actually purchases any such securities from the Corporation in such issuance or sale (or deemed issuance or sale), be reduced to the Conversion Price determined by dividing (a) the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale (or deemed issue or sale) by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Corporation upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

                           (iii) Notwithstanding the foregoing, there shall be
no adjustment in the Conversion Price as a result of any issue or sale (or deemed issue or sale) of shares of Common Stock (a) issued to, or issued upon exercise of options granted to, employees, directors or consultants of the Corporation and its Subsidiaries pursuant to stock option plans and stock ownership plans approved by the Corporation's Board of Directors, (b) issuable upon the conversion of the Series A Preferred, or (c) issued by the Corporation in connection with acquisitions, bank financing, the formation of strategic partnership and similar transactions approved by the Corporation's Board of Directors.

                  5E. EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under paragraph 5D, the following shall be applicable:

                             (i) ISSUANCE OF RIGHTS OR OPTIONS. If the
Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any


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Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                            (ii) ISSUANCE OF CONVERTIBLE SECURITIES. If the
Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (a) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                           (iii) CHANGE IN OPTION PRICE OR CONVERSION RATE. If
the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any


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Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 5E, if the terms of any Option or Convertible Security which was outstanding as of the date of the initial issuance of the Series A Preferred are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; PROVIDED THAT no such change shall at any time cause the Conversion Price hereunder to be increased.

                            (iv) TREATMENT OF EXPIRED OPTIONS AND UNEXERCISED
CONVERTIBLE SECURITIES. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. For purposes of paragraph 5E, the expiration or termination of any Option or Convertible Security which was outstanding as of the date of the initial issuance of the Series A Preferred shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the date of issuance of the Series A Preferred.

                             (v) CALCULATION OF CONSIDERATION RECEIVED. If any
Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of non-customary discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation or any Subsidiary of the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined by the Board of Directors of the Corporation, in good faith, and reported to the holders of Series A Preferred in writing. If any holders of Shares object to such determination of fair value within 20 days after receipt of such written notice, the Board of Directors and such holder shall negotiate in good faith to reach agreement regarding such fair market value; provided that, if such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration selected by the Corporation and approved by the holders of at least a majority of the then outstanding Shares (such approval not to be unreasonably withheld). The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                            (vi) INTEGRATED TRANSACTIONS. In case any Option is
issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for the Market Price of the shares of Common Stock issuable thereunder (taking into account the securities issued in such integrated transaction).

                           (vii) TREASURY SHARES. The number of shares of Common
Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                          (viii) RECORD DATE. If the Corporation takes a record
of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (b) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                            (ix) MINIMAL ADJUSTMENTS. All calculations under
this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be. No adjustment in the Conversion Price shall be made if such adjustment would result in a change in the Conversion Price of less than $0.01; however, any adjustment of less than $0.01 that is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

                  5F. SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  5G. CONVERSION UPON A RECAPITALIZATION. Prior to the consummation of any recapitalization, reorganization, reclassification, consolidation or merger involving the Corporation which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities, cash or assets with respect to or in exchange for Common Stock (any such event, a "RECAPITALIZATION"), the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the then outstanding Shares of Series A Preferred Stock) to insure that each of the holders of Series A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series A Preferred, such shares of stock, securities, cash or assets as such holder would have received in connection with such Recapitalization if such holder had converted its Series A Preferred immediately prior to such Recapitalization. In each such case, the Corporation also shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the then outstanding Shares of Series A Preferred Stock) to insure that the provisions of this Section 5 thereafter shall be applicable to the Series A Preferred (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price to the value for the Common Stock reflected by the terms of such Recapitalization, and a corresponding immediate adjustment in the number of shares of Conversion Stock acquirable and receivable upon conversion of Series A Preferred, if the value so reflected is less than the Conversion Price in effect immediately prior to such Recapitalization).

                  5H. CERTAIN EVENTS. If any event occurs of the type contemplated by the provisions of this Section 5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A Preferred; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 5 or decrease the number of shares of Conversion Stock issuable upon conversion of each Share of Series A Preferred.

                  5I. NOTICES.

                           (i) Promptly upon any adjustment of the Conversion
Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment.

                          (ii) The Corporation shall give written notice to all
holders of Series A Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offers to holders of Common Stock or (c) for determining rights to vote with respect to any Change of Control, dissolution or liquidation.


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


                         (iii) The Corporation shall also give written notice
to all holders of Series A Preferred at least 20 days prior to the date on which any Recapitalization shall take place.

                  SECTION 6. PROTECTIVE PROVISIONS. In addition to any other class vote that may be required by law or as provided herein, so long as any Shares of Series A Preferred are outstanding, the Corporation shall not, without first obtaining the affirmative vote of the holders of at least a majority of the Shares of Series A Preferred then outstanding, voting as a class:

                  (i) increase the number of authorized Series A Preferred or issue any additional shares of Series A Preferred, except as contemplated by the terms of the Series A Preferred;

                 (ii) amend or modify the powers, preferences or rights of the Series A Preferred or amend, alter or repeal any of the provisions of the Corporation's Articles of Incorporation or By-laws (including by merger or similar transaction or otherwise) so as to eliminate the Series A Preferred or otherwise affect adversely the powers, preferences or rights of the holders of Series A Preferred; or

                (iii) other than the Series A Preferred, create, authorize, issue or permit to exist any class of capital stock or series of preferred shares that ranks senior to the Series A Preferred with respect to dividend rights or rights on liquidation, winding up or dissolution, or reclassify any class or series of any junior stock into, or authorize any securities exchangeable for, convertible into or evidencing the right to purchase, any such class or series.

                  SECTION 7. TRANSFERS; REGISTRATION OF TRANSFER. The Shares of Series A Preferred shall be freely transferable, subject to compliance with applicable securities laws. The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

                  SECTION 8. REPLACEMENT OF CERTIFICATES. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

                  SECTION 9. DEFINITIONS.

                  "CHANGE OF CONTROL" means any (i) reorganization or merger of the Corporation with or into any other corporation or entity (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any adverse change in the rights, preferences or privileges of the Common Stock), (ii) a sale, lease, exchange or transfer of all or substantially all of the assets of the Corporation in one transaction or series of related transactions, (iii) a change in the majority of the Board of Directors, occurring during any 13-month period commencing on January 17, 2000 that was not approved by a majority of the directors serving on January 17, 2000 or by a majority of those subsequently elected directors whose election or nomination for election was approved by a majority of the directors then serving on the Board of Directors, (iv) merger, consolidation, reorganization or similar transaction involving the Corporation, or the issuance, sale or transfer of voting capital stock of the Corporation, by the Corporation or otherwise, in one transaction or series of related transactions, such that, after the consummation of any such transaction(s), the stockholders of the Corporation prior to the transaction(s) own less than 50% of the voting securities of the surviving corporation or entity or the Corporation, as the case may be, or (v) the acquisition by any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of the outstanding shares of voting stock of the Corporation; PROVIDED, HOWEVER, that the foregoing shall exclude any such acquisition (A) made by the Corporation or any Subsidiary, or (B) made by an employee benefit plan (or related trust) sponsored or maintained by the Corporation.

                  "COMMON STOCK" means, collectively, the Corporation's no par value common stock and any capital stock of any class of the Corporation hereafter authorized that is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

                  "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, without duplication, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to subparagraphs 5D(i) and 5D(ii) hereof whether or not the Options or Convertible

Securities are actually exercisable at such time, plus the number of shares of Common Stock issuable upon conversion of the outstanding Series A Preferred, plus the number of shares of Common Stock issuable upon exercise of outstanding options and warrants to purchase Common Stock as such number of shares is proportionately adjusted for stock splits, stock dividends, stock combinations and other recapitalizations.

                  "CONVERSION PRICE" initially shall be equal to $10.00, but is subject to adjustment in accordance with Section 5.

                  "CONVERSION STOCK" means shares of the Corporation's Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term "Conversion Stock" shall mean the security issuable upon conversion of each share of the Series A Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

                  "CONVERTIBLE SECURITIES" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

                  "DATE OF ISSUANCE" means the date on which the Corporation initially issues any Shares, regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

                  "EVENT OF NONCOMPLIANCE" means, with respect to any Shares for which a redemption notice and the certificates representing such Shares have been timely received by the Corporation, the failure by the Corporation to have paid, within the 60-day period described in Section 3A, the Redemption Payment Amount (including any accrued and unpaid Participating Dividends).

                   "ISSUANCE PRICE" shall be equal to $10.00 (as proportionately adjusted for stock splits, stock dividends, stock combinations and other recapitalizations).

                  "JUNIOR SECURITIES" means the Common Stock and any capital stock or other equity securities of the Corporation with rights and preferences (including with respect to liquidation) subordinate to the Series A Preferred.

                  "LIQUIDATION VALUE" of any Share as of any particular date shall be equal to $10.00 (as proportionately adjusted for stock splits, stock dividends, stock combinations and other recapitalizations).

                  "MARKET PRICE" of any security means the average of the closing prices of such security's sales on the primary securities exchange on which such security may at the time be listed, or, if there has been no sales on such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the Nasdaq System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation
Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 trading days consisting of the days as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the Nasdaq System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the designee of holders of at least a majority of the then outstanding Shares. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities selected by the Corporation and approved by the designee of holders of at least a majority of the then outstanding Shares (such approval not to be unreasonably withheld).
The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

                  "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

                  "PARTICIPATING LIQUIDATION AMOUNT" means that portion of all remaining assets and funds of the Corporation available for distribution to the stockholders of the Corporation after payment in full of the aggregate Liquidation Value with respect to the Shares of Series A Preferred then outstanding, expressed as a fraction the numerator of which is the number of shares of Common Stock issuable upon the conversion under Section 6 of all Series A Preferred outstanding immediately prior to such event and the denominator of which is the sum of the number of shares of Common Stock outstanding immediately prior to such event plus the number of all shares of Common Stock issuable upon conversion under Section 6 of all Series A Preferred outstanding immediately prior to such event.

                  "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

                  "SUBSIDIARY" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more

Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

                  SECTION 10. AMENDMENTS AND WAIVERS. No amendment, modification or waiver shall be binding or effective with respect to any provision of this Statement of Resolution without the prior written consent of the holders of at least 60% of the then outstanding Shares; provided that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series A Preferred then outstanding.

                  SECTION 11. NOTICES. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).


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